Exhibit 1.1

ARTICLES OF INCORPORATION

OF

MIZUHO FINANCIAL GROUP, INC.

June 24, 2016

[ Translation ]

ARTICLES OF INCORPORATION

OF

MIZUHO FINANCIAL GROUP, INC.

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Trade Name)

The company shall be called “Kabushiki Kaisha Mizuho Financial Group” and in English, “Mizuho Financial Group, Inc.”(hereinafter referred to as the “Company”).

Article 2.    (Purpose)

The purpose of the Company shall be to engage in the following businesses as a bank holding company:

(1)	Operation and management of bank holding companies, banks, specialized securities companies and other companies which may be owned by the Company as its subsidiaries under the Banking Act , and any other business incidental thereto ;and

(2)	Any other business that a bank holding company may engage in under the Banking Act.

Article 3.    (Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4.    (Organizations)

The Company shall establish the following organizations, in addition to the general meeting of shareholders and Directors.

(1)	Board of Directors;

(2)	Nominating Committee, Audit Committee, and Compensation Committee; and

(3)	Accounting Auditors.

Article 5.    (Method of Public Notices)

Public notices by the Company shall be given by electronic public notices; provided, however, that in the case where an electronic public notice is impracticable due to an accident or any other unavoidable reason, the same public notice of the Company may be given in the Nikkei.

CHAPTER II

SHARES

Article 6.    (Total Number of Authorized Shares)

The total number of shares which the Company is authorized to issue shall be 52,214,752,000 shares, and each total number of the classes of shares which the Company is authorized to issue shall be as set forth below; provided, however, that the total number of the classes of shares which the Company is authorized to issue in respect of the First to Fourth Series of Class XIV preferred stock shall not exceed nine hundred million (900,000,000) in total, the total number of the classes of shares which the Company is authorized to issue in respect of the First to Fourth Series of Class XV preferred stock shall not exceed nine hundred million (900,000,000) in total, and the total number of the classes of shares which the Company is authorized to issue in respect of the First to Fourth Series of Class XVI preferred stock shall not exceed fifteen hundred million (1,500,000,000) in total:

Common stock:	48,000,000,000 shares

Class XI preferred stock:	914,752,000 shares

First Series of Class XIV preferred stock:	900,000,000 shares

Second Series of Class XIV preferred stock:	900,000,000 shares

Third Series of Class XIV preferred stock:	900,000,000 shares

Fourth Series of Class XIV preferred stock:	900,000,000 shares

First Series of Class XV preferred stock:	900,000,000 shares

Second Series of Class XV preferred stock:	900,000,000 shares

Third Series of Class XV preferred stock:	900,000,000 shares

Fourth Series of Class XV preferred stock:	900,000,000 shares

First Series of Class XVI preferred stock:	1,500,000,000 shares

Second Series of Class XVI preferred stock:	1,500,000,000 shares

Third Series of Class XVI preferred stock:	1,500,000,000 shares

Fourth Series of Class XVI preferred stock:	1,500,000,000 shares

Article 7.    (Number of Shares Constituting One (1) Unit of Shares)

The number of shares constituting one (1) unit of shares of the Company shall be one hundred (100) with respect to the common stock and each class of preferred stock, respectively.

Article 8.    (Rights Pertaining to Shares Constituting Less Than One (1) Unit)

A shareholder of the Company may not exercise any rights, except for the rights set forth below (excluding the rights which may not be exercised as the rights pertaining to shares constituting one (1) unit of shares), with respect to shares constituting less than one (1) unit held by such shareholder:

1.	The rights provided for in each item of Article 189, Paragraph 2 of the Companies Act of Japan (the “Act”);

2.	The right to make a request pursuant to Article 166, Paragraph 1 of the Act;

3.	The right to receive an allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by such shareholder; and

4.	The right to make a request provided for in the following Article.

Article 9.    (Additional Purchase of Shares Constituting Less Than One (1) Unit)

A shareholder of the Company may request the Company to sell to such shareholder a number of shares which will, when combined with the shares constituting less than one (1) unit already held by such shareholder, constitute one (1) unit of shares pursuant to the Share Handling Regulations.

Article 10.    (Record Date)

1.	The Company shall deem shareholders having voting rights appearing in writing or electronically in the register of shareholders as of the end of March 31 of each year as the shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the relevant business year.

2.	The provisions of the preceding paragraph shall apply mutatis mutandis to the record date for voting rights at the general meetings of holders of classes of stock, where there is a matter to be resolved at an ordinary general meeting of shareholders that requires, in addition to such resolution, a resolution by the relevant general meeting of holders of class of stock.

3.	In addition to the preceding two paragraphs, the Company may set an extraordinary record date, when necessary, by a determination by Executive Officer(s) under the authority delegated by the Board of Directors and upon giving a prior public notice thereof.

Article 11.    (Shareholder Register Manager, Etc.)

1.	The Company shall appoint a shareholder register manager.

2.	The shareholder register manager and its handling office shall be determined by a determination by Executive Officer(s) under the authority delegated by the Board of Directors, and a public notice shall be given with respect thereto.

3.	The preparation and keeping of, and other operations relating to, the register of shareholders and the register of stock acquisition rights of the Company shall be entrusted to the shareholder register manager and shall not be handled by the Company.

Article 12.    (Share Handling Regulations)

An entry, whether written or electronic, in the register of shareholders, a repurchase by the Company and an additional purchase by a shareholder of shares constituting less than one (1) unit, and other operations relating to shares and handling fees therefor and the method of request or notice by shareholders with respect to general meetings of shareholders shall be governed by the Share Handling Regulations prescribed by Executive Officer(s) under the authority delegated by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

CHAPTER III

PREFERRED STOCK

Article 13.    (Preferred Stock Dividends)

1.	In respect of dividends from its surplus provided for in Article 48 (except for interim dividends provided for in the same Article), the Company shall distribute dividends from its surplus by cash on preferred stock (hereinafter referred to as the “Preferred Stock Dividends”) in such amount as provided for below to shareholders of preferred stock (hereinafter referred to as the “Shareholders of Preferred Stock”) or registered stock pledgees in respect of preferred stock (hereinafter referred to as the “Registered Preferred Stock Pledgees”) in priority to holders of common stock (hereinafter referred to as the “Shareholders of Common Stock”), registered stock pledgees in respect of common stock (hereinafter referred to as the “Registered Common Stock Pledgees”); provided, however, that in the case where all or a part of the Preferred Stock Interim Dividends provided for in Article 14 have been paid in the relevant business year, the amount so paid shall be reduced accordingly:

Class XI preferred stock:	Amount decided by the resolution of the Board of Directors on the issuance of such stock, which amount shall not exceed 50 yen per share per year
First to Fourth Series of Class XIV preferred stock:	Amount decided by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors on the issuance of such stock, which amount shall not exceed 100 yen per share per year
First to Fourth Series of Class XV preferred stock:	Amount decided by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors on the issuance of such stock, which amount shall not exceed 100 yen per share per year
First to Fourth Series of Class XVI preferred stock:	Amount decided by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors on the issuance of such stock, which amount shall not exceed 100 yen per share per year

2.	In a given business year, if all or a part of the Preferred Stock Dividends have not been paid to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees, the unpaid amount shall not be accumulated for the subsequent business years.

3.	The Company shall not distribute dividends from its surplus to any Shareholder of Preferred Stock or Registered Preferred Stock Pledgee, any amount in excess of the amount of the relevant Preferred Stock Dividends.

Article 14.    (Preferred Stock Interim Dividends)

In respect of interim dividends provided for in Article 48, the Company shall distribute dividends from its surplus by cash in one half (1/2) of the amount of the Preferred Stock Dividends provided for in the main clause of Paragraph 1 of the preceding Article (referred to as the “Preferred Stock Interim Dividends” in these Articles of Incorporation) to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees in priority to the Shareholders of Common Stock or Registered Common Stock Pledgees.

Article 15.    (Distribution of Residual Assets)

1.	In respect of distribution of residual assets, the Company shall pay to the Shareholders of Preferred Stock or Registered Preferred Stock Pledgees in priority to the Shareholders of Common Stock or Registered Common Stock Pledgees in such amount as provided for below:

Classes XI through the Fourth Series of Class XVI preferred stock: 1,000 yen per share

2.	No distribution of residual assets other than those provided for in the preceding paragraph shall be made to any Shareholder of Preferred Stock or Registered Preferred Stock Pledgee.

Article 16.    (Voting Rights)

The Shareholders of Preferred Stock shall not have voting rights at a general meeting of shareholders; provided, however, that the Shareholders of Preferred Stock may have voting rights from the date of an ordinary general meeting of shareholders, in the case where a proposal on the Preferred Stock Dividends is not submitted to such ordinary general meeting of shareholders (except in the case where a resolution of the Board of Directors to pay the Preferred Stock Dividends is made pursuant to the provisions of Article 47 between the last day of the business year and the date of such ordinary general meeting of shareholders), or immediately after the closing of an ordinary general meeting of shareholders, in the case where a proposal on the Preferred Stock Dividends is rejected at such ordinary general meeting of shareholders, until such time as a resolution of the Board of Directors to pay the Preferred Stock Dividends is made pursuant to the provisions of Article 47 or a resolution of an ordinary general meeting of shareholders is passed to grant the Preferred Stock Dividends.

Article 17.    (Consolidation or Split of Preferred Stock, Free Allotment of Stock and Rights to Receive Allotment of Offered Stock, Etc.)

1.	The Company shall not consolidate or split any preferred stock, and shall not make any free allotment of any stock for the Shareholders of Preferred Stock.

2.	The Company shall not grant the Shareholders of Preferred Stock any rights to receive allotment of offered stock, offered stock acquisition rights, bonds with stock acquisition rights, or offered stock acquisition rights and bonds, either of which are capable of being transferred separately from the others and shall not make any free allotment of any stock acquisition rights for the Shareholder of Preferred Stock.

Article 18.    (Acquisition of Preferred Stock)

1.	In respect of the First Series of Class XV through the Fourth Series of Class XVI preferred stock, the Company may acquire each such class of preferred stock, in whole or in part, on the date separately determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors, after such time and at such acquisition price as respectively determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock.

2.	In the case of a partial acquisition pursuant to the preceding paragraph, such redemption shall be made by way of lot or pro rata allocation.

Article 19.    (Request for Acquisition of Preferred Stock)

1.

Any holder of Class XI preferred stock may request to the Company to acquire the relevant preferred stock held by such Shareholder of Preferred Stock during the period in which such Shareholder of Preferred Stock is entitled to request such acquisition as determined by a resolution of the Board of Directors relating to the issuance of the relevant preferred stock. The Company shall deliver its own common stock to such Shareholder of Preferred Stock, in exchange for the Company’s acquisition of the relevant preferred stock.

The terms of acquisition, including the number of the common stock to be delivered per one (1) share of the relevant preferred stock upon such request for acquisition, shall be determined by the relevant resolution of the Board of Directors.

2.	Any holder of the First to Fourth Series of Class XIV and the First to Fourth Series of Class XV preferred stock may request to the Company to acquire the relevant preferred stock held by such Shareholder of Preferred Stock during the period in which such Shareholder of Preferred Stock is entitled to request such acquisition as determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock (hereinafter, together with the period provided for in the preceding paragraph, referred to as the “Period for Acquisition Request”). The Company shall deliver its own common stock to such Shareholder of Preferred Stock, in exchange for the Company’s acquisition of the relevant preferred stock. The terms of acquisition, including the number of the common stock to be delivered per one (1) share of the relevant preferred stock upon such request for acquisition, shall be determined by the relevant resolution of the Board of Directors or the relevant determination by Executive Officer(s) under the authority delegated by the Board of Directors.

Article 20.    (Mandatory Acquisition of Preferred Stock)

1.

The Company may acquire any of Classes XI, the First to Fourth Series of Class XIV and the First to Fourth Series of Class XV preferred stock, in respect of which a request for acquisition has not been made during the Period for Acquisition Request, on the day immediately following the last day of such period (hereinafter referred to as the “Mandatory Acquisition Date”) and instead, the Company shall deliver its own common stock to holders of the relevant preferred stock. In this case, the number of shares of the common stock to be delivered in exchange for the acquisition of one (1) share of the relevant preferred stock shall be obtained by dividing the amount equivalent to the subscription money per one (1) share of the relevant preferred stock by the current market price of a share of the common stock of the Company (with respect to the Eleventh Series of Class XI Preferred Stock, 1,000 yen; the same shall apply hereinafter); provided, however, that such current market price of a share of the common stock shall be the daily average price of closing prices (including the closing bid or offered price) of the common stock of the Company (in regular trading) as reported by the Tokyo Stock Exchange for the 30 consecutive trading days (excluding any trading day or days on which no closing prices or closing bids or offered prices are reported) commencing on the 45th trading day prior to the Mandatory Acquisition Date, and such calculation shall be made to units of 0.01 yen, and by rounding up to the nearest 0.1 yen when equal to or more than 0.05 yen and disregarding amounts less than 0.05 yen.

2.	In respect of Class XI preferred stock, the number of common stock referred to in the preceding paragraph shall not exceed the number of shares obtained by dividing the amount equivalent to the subscription money per one (1) share of the relevant preferred stock by the minimum acquisition price determined by a resolution of the Board of Directors relating to the issuance of the relevant preferred stock. In respect of the First to Fourth Series of Class XIV and the First to Fourth Series of Class XV preferred stock, the number of common stock referred to in the preceding paragraph shall not exceed the number of shares obtained by dividing the amount equivalent to the subscription money per one (1) share of each such class of preferred stock by the minimum acquisition price determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock.

3.	In respect of the First and Second Series of Class XIV, the First and Second Series of Class XV and the First and Second Series of Class XVI preferred stock, upon the occurrence of an event determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock as an event where a write-off of the relevant preferred stock or a conversion of the relevant preferred stock into common stock, or financial support or other similar measures taken by a public sector, without which the Company would become non-viable, is determined to be necessary, the Company shall mandatorily acquire the relevant preferred stock, in whole, free of consideration, on a date which falls after the occurrence of such event as determined by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock and which date shall be separately determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors after the issuance of the relevant preferred stock, or a date which falls after the occurrence of the relevant certain event and which date shall be determined by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock, giving due consideration to the capital adequacy requirements applicable to the Company and other factors.

4.	In respect of the Third and Fourth Series of Class XIV, the Third and Fourth Series of Class XV and the Third and Fourth Series of Class XVI preferred stock, upon the occurrence of an event determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock as an event where a write-off of the relevant preferred stock or a conversion of the relevant preferred stock into common stock, or financial support or other similar measures taken by a public sector, without which the Company would become non-viable, is determined to be necessary, the Company shall mandatorily acquire the relevant preferred stock, in whole, on a date which falls after the occurrence of such event as determined by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock and which date shall be separately determined by a resolution of the Board of Directors or a determination by Executive Officer(s) under the authority delegated by the Board of Directors after the issuance of the relevant preferred stock, or a date which falls after the occurrence of the relevant certain event and which date shall be determined by the resolution of the Board of Directors or the determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock, giving due consideration to the capital adequacy requirements applicable to the Company and other factors, and instead, the Company shall deliver its own common stock to holders of the relevant preferred stock. In this case, the terms of acquisition, including the number of shares of the common stock to be delivered in exchange for the acquisition of one (1) share of the relevant preferred stock, shall be determined by the relevant resolution of the Board of Directors or the relevant determination by Executive Officer(s) under the authority delegated by the Board of Directors relating to the issuance of the relevant preferred stock, giving due consideration to the market price of common stock, the subscription price of the relevant preferred stock and other factors.

5.	In the calculation of the number of common stock provided for in Paragraphs 1, 2 and 4, any number less than one (1) share shall be treated pursuant to the provisions provided for in Article 234 of the Act.

Article 21.    (Order of Priority)

All classes of preferred stock authorized to be issued by the Company shall rank pari passu with each other in respect of the payment of the Preferred Stock Dividends and the Preferred Stock Interim Dividends, and the distribution of residual assets.

CHAPTER IV

GENERAL MEETINGS OF SHAREHOLDERS

Article 22.    (Convocation of General Meetings of Shareholders)

An ordinary general meeting of shareholders of the Company shall be convened no later than 3 months from the last day of each business year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 23.    (Person Authorized to Convene General Meetings of Shareholders and the Chairman of the Meeting)

1.	The Director concurrently serving as President & CEO shall convene and chair the general meeting of shareholders.

2.	In the case where the Director concurrently serving as President & CEO is unable to so act, one of the other Director(s) in the order previously determined by the Board of Directors shall take such person’s place.

Article 24.    (Disclosure of Reference Materials, Etc. for General Meetings of Shareholders via Internet)

The Company may, at the time of convocation of a general meeting of shareholders, deem to have provided shareholders with information with respect to matters which shall be stated or indicated in the reference materials for a general meeting of shareholders, business reports, non-consolidated financial documents and consolidated financial documents by disclosing those by way of using the Internet as provided for in the ordinances of the Ministry of Justice.

Article 25.    (Method of Adopting Resolutions)

1.	Unless otherwise provided for by laws or regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the meeting who are entitled to exercise their voting rights.

2.	Resolutions of a meeting of shareholders governed by Article 309, Paragraph 2 of the Act shall be adopted by an affirmative vote of not less than two-thirds (2/3) of the voting rights held by the shareholders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

Article 26.    (Voting by Proxy)

1.	Shareholders may exercise their voting rights at the relevant general meeting of shareholders by a proxy who shall also be a shareholder of the Company holding voting rights at such meeting.

2.	The shareholder or his/her proxy shall submit to the Company a document evidencing the authority of such proxy to act as such at each general meeting of shareholders.

Article 27.    (Minutes of General Meetings)

The minutes of general meetings of shareholders shall be prepared in writing or by electromagnetic file as provided for in laws and regulations.

Article 28.    (General Meetings of Holders of Classes of Stock)

1.	Unless otherwise provided for by laws or regulations or these Articles of Incorporation, resolutions of a general meeting of holders of classes of stock shall be adopted by an affirmative vote of a majority of the voting rights held by the holders present at the meeting who are entitled to exercise their voting rights.

2.	Resolutions provided for in Article 324, Paragraph 2 of the Act shall be adopted by an affirmative vote of not less than two-thirds (2/3) of the voting rights held by the holders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the holders entitled to exercise their voting rights.

3.	The provisions of Articles 23, 24 and 26 and the preceding Article shall apply mutatis mutandis to the general meetings of holders of classes of stock.

CHAPTER V

DIRECTORS AND BOARD OF DIRECTORS

Article 29.    (Number)

The Company shall have not more than fifteen (15) Directors.

Article 30.    (Method of Appointment)

1.	The Director(s) shall be appointed at a general meeting of shareholders.

2.	A resolution for the appointment of Director(s) shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the relevant meeting who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

3.	Cumulative voting shall not be used for the appointment of Director(s).

Article 31.    (Method of Dismissal)

A resolution for the dismissal of Director(s) shall be adopted by an affirmative vote of a majority of the voting rights held by the shareholders present at the relevant general meeting of shareholders who shall hold in aggregate not less than one-third (1/3) of the voting rights of the shareholders entitled to exercise their voting rights.

Article 32.    (Term of Office)

The term of office of Director(s) shall expire at the closing of the ordinary general meeting of shareholders concerning the last business year ending within one (1) year after their appointment.

Article 33.    (Chairman and Deputy Chairman)

The Board of Directors may, by its resolutions, appoint Chairman and Deputy Chairman.

Article 34.    (Person Authorized to Convene Meetings of the Board of Directors and Chairman of the Meeting)

1.	Unless otherwise provided for by laws or regulations, a Director previously appointed by the Board of Directors shall convene and chair the meeting of the Board of Directors.

2.	In the case where the Director appointed pursuant to the preceding paragraph is unable to so act, one of the other Director(s) in the order previously determined by the Board of Directors shall take such person’s place.

Article 35.    (Notice to Convene Meetings of the Board of Directors)

1.	Notice to convene a meeting of the Board of Directors shall be given to each Director not less than three (3) days prior to the date set for such meeting; provided, however, that in case of emergency, such period may be shortened.

2.	A meeting of the Board of Directors may be held without taking the procedures of convocation with the consent of all the Directors.

Article 36.    (Method of Adopting Resolutions of the Board of Directors)

1.	Resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at the relevant meeting who shall constitute a majority in number of all the Directors entitled to take part in the vote.

2.	Notwithstanding the provisions of the preceding paragraph, in cases where Director(s) submit a proposal with respect to a matter which is the purpose of the resolution of the Board of Directors, if all Directors who are entitled to vote agree in writing or by means of electromagnetic file to such proposal, it shall be deemed that the resolution to approve such proposal at a meeting of the Board of Directors has been made.

Article 37.    (Minutes of Meetings of the Board of Directors)

The minutes of the meetings of the Board of Directors shall be prepared in writing or by electromagnetic file as provided for in laws and regulations, and the Director(s) present thereat shall affix their names and seals thereon, or electronic signatures thereto.

Article 38.    (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors prescribed by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 39.    (Liability Limitation Agreements with Outside Director(s))

Pursuant to the provisions provided for in Article 427, Paragraph 1 of the Act, the Company may enter into liability limitation agreements with any Outside Director which limit the liability provided for in Article 423, Paragraph 1 of the Act to the higher of either (i) the pre-determined amount not less than twenty million (20,000,000) yen or (ii) the amount prescribed in laws and regulations, provided that such Outside Director is bona fide and without gross negligence in performing his/her duty.

CHAPTER VI

NOMINATING COMMITTEE, AUDIT COMMITTEE, AND COMPENSATION COMMITTEE

Article 40.    (Method of Designation)

1.	Committee members who shall constitute the Nominating Committee, the Audit Committee, and the Compensation Committee shall be designated by the Board of Directors.

2.	The chairman of each committee shall be designated by the Board of Directors.

Article 41.    (Regulations of Each Committee)

Matters concerning each committee shall be governed by the Regulations of each committee prescribed by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

CHAPTER VII

EXECUTIVE OFFICERS

Article 42.    (Number)

The Company shall have no less than one (1) Executive Officer.

Article 43.    (Method of Appointment)

Executive Officers shall be appointed by the Board of Directors.

Article 44.    (Term of Office)

The term of office of Executive Officers shall expire at the closing of the first meeting of the Board of Directors convened after the closing of the ordinary general meeting of shareholders concerning the last business year ending within one (1) year after their appointment.

Article 45.    (Representative Executive Officer(s) and Executive Officer(s) with Tittles)

1.	The Representative Executive Officer(s) shall be designated by the Board of Directors.

2.	The Board of Directors shall, by its resolutions, appoint the President & CEO.

3.	The Board of Directors may, by its resolutions, appoint Deputy President & CEO(s), Senior Managing Executive Officer(s), and Managing Executive Officer(s).

CHAPTER VIII

ACCOUNTING

Article 46.    (Business Year)

The business year of the Company shall be the one-year period from April 1 of each year through March 31 of the following year.

Article 47.    (Organizations that Decide Dividends from Surplus, Etc.)

The Company shall decide distribution of dividends from surplus and other matters provided for in each item of Article 459, Paragraph 1 of the Act, not by a resolution of a general meeting of shareholders, but by a resolution of the Board of Directors, unless otherwise provided for in laws or regulations.

Article 48.    (Record Date for Distribution of Dividends from Surplus)

The record dates for distribution of dividends from surplus of the Company shall be March 31 and September 30 of each year (in these Articles of Incorporation, distribution of dividends from surplus made with the record date of September 30 of each year shall be referred to as “interim dividends”).

Article 49.    (Prescription for Payment of Dividends)

In the case where the dividends from its surplus are distributed by cash, the Company shall be released from the obligation to pay such dividends from the surplus which have not been received after the lapse of five (5) years from the date of commencement of payment thereof.